Exhibit 2.2

Execution Version

PURCHASE AGREEMENT

BY AND AMONG

MACQUARIE INFRASTRUCTURE COMPANY INC.,

JOHN HANCOCK LIFE INSURANCE COMPANY,

AND

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

DATED AS OF NOVEMBER 20, 2009

TABLE OF CONTENTS

Article I Definitions		2
1.1	Definitions	2
1.2	Other Definitional Provisions	9

Article II Purchase and Sale of the Holdco Interests		9
2.1	Purchase and Sale	9
2.2	Purchase Price	9
2.3	Distributions of Designated Cash	9

Article III Closing		9
3.1	Closing	9
3.2	Deliveries at Closing by Seller	10
3.3	Deliveries at Closing by Buyers	11

Article IV Representations and Warranties of Seller		11
4.1	Organization of Seller	11
4.2	Authorization of Transaction	12
4.3	Non-contravention	12
4.4	Capitalization of MDEH III and Holdco	12
4.5	Preferential Rights to Purchase	13
4.6	Securities Laws	13
4.7	Investment Company Act	13

Article V Representations and Warranties Concerning Holdco, the Company and Its Subsidiaries		13
5.1	Organization, Qualification, and Corporate Power of Holdco, the Company and the Company’s Subsidiaries	13
5.2	Capitalization of the Company and the Company’s Subsidiaries	14
5.3	Non-contravention	14
5.4	Brokers’ Fees	14
5.5	Title to Tangible Assets	15
5.6	Financial Statements	15
5.7	Legal Compliance	15
5.8	Tax Matters	15
5.9	Real Property	18
5.10	Intellectual Property	20
5.11	Contracts	20
5.12	Related Party Agreements	21
5.13	Credit Enhancements	21
5.14	Authorizations	22
5.15	Litigation	22
5.16	Employee Benefits	22

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5.17	Environmental Matters	23
5.18	Labor and Employment Matters	24
5.19	Assets and Liabilities of Holdco	24
5.20	Disclaimer of Other Representations and Warranties	24
5.21	Disclaimer Regarding Estimates and Projections	25
5.22	Absence of Undisclosed Material Liabilities	25
5.23	Transactions with Affiliates	25

Article VI Representations and Warranties of Buyers		25
6.1	Organization of Buyer	25
6.2	Authorization of Transaction	26
6.3	Non-contravention	26
6.4	Brokers’ Fees	26
6.5	Financing	26
6.6	Investment	26
6.7	Investigation of Buyer	27
6.8	Notice of Misrepresentations or Omissions	27

Article VII Covenants of the Parties Prior to Closing		27
7.1	Consents	27
7.2	Cooperation	27
7.3	Operation of Business	28
7.4	Access	28
7.5	Confidentiality	29
7.6	Notice of Developments	29

Article VIII Post-Closing Covenants		29
8.1	Tax Matters	29
8.2	Further Assurances	31

Article IX Conditions to Obligations to Close		32
9.1	Conditions to Buyers’ Obligations	32
9.2	Conditions to Seller’s Obligation	32

Article X Remedies for Breaches of this Agreement		33
10.1	Survival of Representations and Warranties	33
10.2	Indemnification Provisions for the Benefit of each Buyer	34
10.3	Indemnification Provisions for the Benefit of Seller	35
10.4	Matters Involving Third Parties	35
10.5	Determination of Adverse Consequences	36
10.6	Exclusive Remedy	36
10.7	Waiver of Certain Damages	36

Article XI Termination		36
11.1	Termination of Agreement	36
11.2	Effect of Termination	37

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Article XII Miscellaneous		37
12.1	Press Releases and Public Announcements	37
12.2	No Third-Party Beneficiaries	38
12.3	Time Of Essence	38
12.4	Entire Agreement	38
12.5	Succession and Assignment	38
12.6	Counterparts	38
12.7	Headings	38
12.8	Notices	38
12.9	Governing Law	40
12.10	Consent to Jurisdiction	40
12.11	Specific Performance	41
12.12	Amendments and Waivers	41
12.13	Severability	41
12.14	Expenses	41
12.15	Construction	41
12.16	Incorporation of Exhibits and Schedules	41
12.17	Tax Disclosure Authorization	41

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Exhibits and Schedules

Exhibits

Exhibit A — Form of Amended and Restated LLC Agreement
Exhibit B — Form of Assignment and Assumption Agreement
Exhibit C — Form of Seller Closing Certificate
Exhibit D — Form of Buyer Closing Certificate
Exhibit E — Financial Statements
Exhibit F — Shareholder Loan Term Sheet
Exhibit G — Form of Seller Legal Opinion

Schedules

Schedule 1.1(a) — Seller’s Persons with Knowledge
Schedule 1.1(b) — Permitted Encumbrances
Schedule 2.1 — Purchased Interests of Each Buyer
Schedule 4.3 — Non-contravention by Seller
Schedule 4.4 — Capitalization of MDEH III and Holdco
Schedule 5.1 — Organization, Qualification, and Corporate Power of Holdco, the Company and the Company’s Subsidiaries
Schedule 5.2 — Capitalization of the Company and the Company’s Subsidiaries
Schedule 5.3 — Non-contravention by the Company
Schedule 5.8 —Tax Matters
Schedule 5.9(a) — Owned Real Property
Schedule 5.9(b) — Leased Real Property
Schedule 5.9(c) — Easements
Schedule 5.9(d) — Customer Rights
Schedule 5.10 — Intellectual Property
Schedule 5.11 — Contracts
Schedule 5.12 — Related Party Agreements
Schedule 5.13 — Credit Enhancements
Schedule 5.14 — Authorizations
Schedule 5.15 — Litigation
Schedule 5.16(a) — Employee Benefit Plans
Schedule 5.16(d) — Qualified Employee Benefit Plans
Schedule 5.16(g) — Employee Benefit Plan Claims
Schedule 5.17 — Environmental Matters
Schedule 5.18 — Labor and Employment Matters
Schedule 5.22 — Absence of Undisclosed Material Liabilities
Schedule 5.23 — Transactions with Affiliates
Schedule 6.3 — Non-contravention by Buyers
Schedule 9.1(d) — Closing Consents and Approvals of Buyers
Schedule 9.2(d) — Closing Consents and Approvals of Seller

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PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into as of November 20, 2009 by and among Macquarie Infrastructure Company Inc., a Delaware corporation (“MIC,” or “Seller” as of the date hereof), John Hancock Life Insurance Company, a Massachusetts corporation (“JHLIC”), and John Hancock Life Insurance Company (U.S.A.), a Michigan corporation (“JHUSA,” and each of JHLIC and JHUSA individually a “Buyer” and collectively “Buyers”). Each of Seller and each Buyer is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, Seller owns all of the outstanding membership interests (the “Company Interests”) of Macquarie District Energy Holdings LLC, a Delaware limited liability company (the “Company”);

WHEREAS, after the date hereof and prior to the Closing Date, Seller will form Macquarie District Energy Holdings III LLC, a Delaware limited liability company (“MDEH III”) as a wholly-owned Subsidiary of Seller, and Macquarie District Energy Holdings II LLC, a Delaware limited liability company (“Holdco”) that will be formed by Seller after the date hereof for the purpose of owning the Company Interests at the Closing and issuing the Shareholder Loan to the Company;

WHEREAS, as of the Closing Date, Seller will own all of the outstanding membership interests in MDEH III (the “MDEH III Interests”) and MDEH III will own all of the outstanding membership interests in Holdco (the “Holdco Interests”), and prior to the Closing Date, Seller will contribute all of the Company Interests to MDEH III and MDEH III will contribute all of the Company Interests to Holdco, such that the Company will become a wholly-owned Subsidiary of Holdco;

WHEREAS, this Agreement sets forth the terms of a transaction in which each Buyer will severally purchase from Seller, and Seller will sell to Buyers, 49.99% in the aggregate of the Holdco Interests (the “Purchased Interests”); and

WHEREAS, on the Closing Date, the Parties shall enter into an Amended and Restated LLC Agreement with respect to Holdco.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS

1.1 Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses and other costs of suit.

“Affiliate” means with respect to any Person, any direct or indirect Subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person.  As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests).

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preamble.

“Amended and Restated LLC Agreement” means an amended and restated limited liability company agreement with respect to Holdco, the form of which is attached hereto as Exhibit A.

 “Applicable Rate” means simple interest at a rate of 2% per annum.

“Assignment and Assumption Agreement” means an assignment and assumption agreement, the form of which is attached hereto as Exhibit B, which sets forth the terms and conditions under which Seller shall assign and each Buyer shall severally assume the obligations associated with the Purchased Interests.

“Authorization” shall mean any approval, authorization, certification, consent, ordinance, variance, permission, license or permit (excluding those issued pursuant to Environmental Requirements) to or from, or filing, notice or recordings to or with any governmental authority other than foreign qualifications to conduct business and good standing certifications.

“Basket” has the meaning set forth in Section 10.2(b).

“Business Day” means a day on which Federal Reserve Banks in New York, New York are open for general business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyers” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Buyer Material Adverse Effect” means any effect or change that would be materially adverse to a Buyer’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“CapEx Accounts” means the account with Banc of America Securities LLC in the name of MDE Thermal Technologies, Inc. (A/C #22394768) holding (i) the proceeds received by MDE from borrowings under its capex loan facility, and (ii) committed funds relating to the Westgate Project, or such other account as designated by Holdco, the Company or the Company’s Subsidiaries from time to time.  For purposes of this definition, the “Westgate Project” means ETT Nevada, Inc.’s share of the costs of capital improvements to the energy transfer station facilities of Northwind Aladdin LLC contemplated by that certain Facility Expansion Agreement dated as of January 30, 2009 by and between Westgate Planet Hollywood Las Vegas, LLC and Northwind Aladdin LLC.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Expenses” has the meaning set forth in Section 12.14.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Interests” has the meaning set forth in the recitals.

“Credit Enhancements” has the meaning set forth in Section 5.13.

“Customer Rights” means any easements, licenses, rights of access or similar rights granted by any customers for purposes of providing chilled water contained in any contracts with customers of the Company or any of the Company’s Subsidiaries.

“Debt” means at a particular time, without duplication, (i) any obligations under any indebtedness of the Company or any of the Company’s Subsidiaries for borrowed money (including any principal, accrued interest, penalties and fees, interest premiums, expenses, breakage costs and bank overdrafts thereunder); (ii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any obligations under capitalized leases; and (iv) any indebtedness secured by a Lien, mortgage, charge or other encumbrance on a Person’s assets.

“Designated Cash” means amounts determined (a) as of the last day of any completed fiscal quarter ending after the date of this Agreement and prior to the Closing Date and (b) as of the Closing Date (determined at the end of the day immediately prior to the Closing Date), equal to all cash and cash equivalents on the consolidated balance sheet as of each such date of Holdco (if after the date of its formation, or the Company, if Holdco has not been formed as of the relevant distribution date) less (i) $50,000 less (ii) the cash balance held in the CapEx Accounts.

“Disclosing Party” has the meaning set forth in Section 7.5.

“District Cooling System” means the various plants, pipeline systems and other facilities used in the distribution of chilled water in the City of Chicago’s downtown district that the Company and the Subsidiaries of the Company have the right to use, operate and maintain pursuant to the District Cooling System Use Agreement and the ancillary agreements contemplated thereby.

“District Cooling System Use Agreement” means that certain District Cooling System Use Agreement dated October 1, 1994, by and between the City of Chicago and Thermal Chicago Corporation (as successor-in-interest to Northwind Incorporated), including each amendment thereto.

“Easements” has the meaning set forth in Section 5.9(c).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental Requirements” means, as enacted or amended and in effect prior to the Closing Date, applicable federal, state, local, and foreign laws, statutes, regulations, ordinances, rules, orders, decrees, permits, and authorizations, concerning pollution or protection of the environment or human health or safety, including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Company for purposes of Code Section 414.

“Financial Statements” has the meaning set forth in Section 5.6.

“Foreign Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

“Holdco” has the meaning set forth in the recitals.

“Holdco Interests” has the meaning set forth in the recitals.

“Income Tax” means any federal, state, local, or foreign income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“JHLIC” has the meaning set forth in the preamble.

“JHUSA” has the meaning set forth in the preamble.

“Knowledge” means the actual knowledge, without independent investigation of the persons listed in Schedule 1.1(a).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in Company’s or any of the Company’s Subsidiaries’ businesses.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Company or any of the Company’s Subsidiaries holds any Leased Real Property.

“Liaison” has the meaning set forth in Section 7.4.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than Permitted Encumbrances.

“Material Adverse Effect” means any effect or change that would be materially adverse to the business of Holdco, the Company and the Company’s Subsidiaries, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby or to perform its obligations hereunder; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect (unless any such event, condition or circumstance (x) disproportionately affects Holdco, the Company or the Company’s Subsidiaries as compared to other similarly situated companies in the industry in which the Company and the Company’s Subsidiaries operate or (y) materially and adversely affects either the Midway Energy Delivery Agreement listed on Schedule 1.1(b) or the Energy Service Agreements to which Northwind Aladdin LLC is a party listed on Schedule 5.11(iii)): (a) any adverse change, event, development, or effect arising from or relating to (i) any changes in general economic, political or regulatory conditions in the business or industry in which the Company and the Company’s Subsidiaries operate, (ii) local, national or international, political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) any act of God or other calamity, (iv) weather or any weather related event, (v) any event, change, effect, development, condition or occurrence in or affecting the economy or the financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vi) any changes in GAAP or accounting standards or interpretations thereof, (vii) changes in laws, rules, regulations, orders, other interpretations of law or binding directives issued by any governmental entity, or applicable stock exchange rules, (viii) any change resulting from changes in the international, national, regional or local markets for commodities or supplies, including energy and fuel, used in the business of the Company and the Company’s Subsidiaries, (ix) any change in the financial condition or results of operation of the Company and the Company’s Subsidiaries caused by the transactions contemplated hereby, (x) any changes in Seller’s or its parent company’s stock price or credit metrics, or the failure thereof to meet guidance, projections or forecasts, whether internal or maintained by analysts, or (xi) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; (b) any existing event, occurrence, or circumstance with respect to which Seller is required to disclose and has disclosed to Buyers or which a Buyer has or reasonably should have knowledge of as of the date hereof; and (c) any adverse change in or effect on the business of Company and the Company’s Subsidiaries that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 11.1 hereof.

“MDE” shall mean Macquarie District Energy, Inc., a Delaware corporation as of the date hereof and a wholly-owned Subsidiary of the Company, and a limited liability company as of the date of its conversion to such business entity form.

“MDEH III” has the meaning set forth in the recitals.

“MDEH III Interests” has the meaning set forth in the recitals.

“MIC” has the meaning set forth in the recitals.

“Most Recent Financial Statements” has the meaning set forth in Section 5.6.

“Most Recent Fiscal Quarter End” has the meaning set forth in Section 5.6.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s or the Company’s or any of the Company’s Subsidiaries’ past custom and practice (including with respect to quantity and frequency).

“Other Rights” has the meaning set forth in Section 5.9(d)(i).

“Other Transaction Documents” means, collectively, the Seller Assignment, the Assignment and Assumption Agreement and the Amended and Restated LLC Agreement.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, owned by Holdco, the Company or any of the Company’s Subsidiaries and used in the business of Company and the Company’s Subsidiaries.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Permitted Encumbrances” means (i) in the case of Real Property, all easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights, conditions, covenants or other restrictions, and easements for streets, alleys, highways, telephone lines, power lines, other utility lines, railways and other easements and rights-of-way on, over or affecting any portion of the Real Property which are (x) of record, or (y) do not materially impair the use or occupancy of such Real Property; (ii) liens for Taxes or assessments not yet due and payable or which are being contested in good faith through appropriate proceedings; (iii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no material default on the part of Holdco, the Company or the Company’s Subsidiaries or the validity of which are being contested in good faith; (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by governmental authorities; (v) restrictions on transfer of securities imposed by applicable state and federal securities laws; (vi) with respect to the Leased Real Property Customer Rights and Other Rights, any liens, encumbrances and other matters created or suffered by any landlord, sub-landlord, grantor, licensor or customer, as applicable, with an interest therein; (vii) such other encumbrances and encroachments which are immaterial in nature and amount or other matters that would be disclosed by a survey or other inspection of the Real Property; (viii) any matters set forth on any title commitments previously disclosed to Buyers; (ix) any other imperfections in title not material in amount; and (xi) such items as are set forth on Schedule 1.1(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Interests” has the meaning set forth in the recitals.

“Real Property” has the meaning set forth in Section 5.9(d).

“Receiving Party” has the meaning set forth in Section 7.5.

“Representatives” means the employees, agents, attorneys, advisors, lenders, investors and accountants of a Party and its Affiliates.

“Schedules” has the meaning set forth in the introduction to Article IV.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.  For purposes of this Agreement, the term “Seller” shall mean MDEH III from and after the date of any assignment of this Agreement by MIC to MDEH III, subject to Section 12.5.

“Seller Assignment” means the Assignment Agreement between MIC and MDEH III, pursuant to which MIC shall assign to MDEH III its right, title and interest in this Agreement, subject to Section 12.5.

“Seller Indemnified Parties” has the meaning set forth in Section 10.3.

“Shareholder Loan” means an unsecured debt issued by Holdco to the Company prior to the Closing Date, consistent with the terms set forth on Exhibit F.

“Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” means any domestic, foreign or international governmental, quasi-governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, organization, court or entity having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 11.1(b).

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Treasury Regulation” or “Treas. Reg.” means the U.S. Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

“WARN Act” has the meaning set forth in Section 5.18.

1.2 Other Definitional Provisions.  All accounting terms not otherwise defined herein shall have the meaning ascribed thereto by GAAP. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice-versa.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Articles, Sections, Schedules and Exhibits shall refer to those portions of this Agreement unless otherwise designated. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

ARTICLE II

PURCHASE AND SALE OF THE HOLDCO INTERESTS

2.1 Purchase and Sale.  On and subject to the terms and conditions of this Agreement, on the Closing Date, each Buyer severally agrees to purchase from Seller, and Seller agrees to sell to each Buyer its respective Purchased Interests, for the consideration specified below in Section 2.2.  Each Buyer will purchase from Seller the portion of the Purchased Interests specified opposite such Buyer’s name on Schedule 2.1.

2.2 Purchase Price.  The aggregate purchase price payable by Buyers to Seller in consideration for the Purchased Interests shall be $29,500,000 (the “Purchase Price”).

2.3 Distributions of Designated Cash.

(a) Designated Cash in Quarters Ending Prior to the Closing.  Seller shall be entitled to cause Holdco (as of the date of its formation, or the Company, if Holdco has not been formed as of the relevant date) and its Subsidiaries to distribute and pay to Seller by wire transfer of immediately available funds an amount up to the Designated Cash held by Holdco (as of the date of its formation, or the Company, if Holdco has not been formed as of the relevant date) and its Subsidiaries for any fiscal quarter ending prior to the Closing as a regularly scheduled distribution as of such distribution date, according to the terms of the Debt of the Company and its Subsidiaries.

(b) Designated Cash as of the Closing Date.  The Parties acknowledge and agree that Seller shall be entitled to receive the amount of Designated Cash held by Holdco and its Subsidiaries as of the Closing Date under the applicable terms of the Amended and Restated LLC Agreement.  Buyers acknowledge that the Purchase Price shall not be subject to any adjustment related to any of the payments in respect of Designated Cash contemplated under this Section 2.3.  The Parties agree to treat (and agree that Holdco will treat) the distributions contemplated by this Section 2.3(b) for U.S. federal income tax purposes as (i) a distribution by Holdco to Seller of a receivable on the Closing Date in the amount of the Designated Cash distributed followed by (ii) the repayment of such receivable.

ARTICLE III

CLOSING

3.1 Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date on which the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing) set forth in Sections 9.1 and 9.2 are satisfied or waived in writing (the “Closing Date”) or at such other time and date as the Parties may agree in writing.  The Closing shall be held at 1:00 p.m. eastern prevailing time at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, or such other place as the Parties may agree in writing.

3.2 Deliveries at Closing by Seller.  At the Closing, Seller shall deliver to Buyers copies of the following instruments duly executed by MIC or MDEH III, as applicable:

(a) the Amended and Restated LLC Agreement;

(b) the Seller Assignment and the Assignment and Assumption Agreement;

(c) certificates as to the good standing and legal existence of each of Holdco, the Company and the Company’s Subsidiaries, certified by the Secretary of State of their respective jurisdictions of formation and organization, dated within 10 Business Days prior to the Closing Date;

(d) a certificate of the Secretary or Assistant Secretary of Seller, dated as of the Closing Date, setting forth and attesting to (i) the corporate organizational documents of MIC and MDEH III; (ii) resolutions of MIC and MDEH III authorizing the execution, delivery and performance of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby; and (iii) the incumbency and signature of each officer of MIC and MDEH III executing this Agreement and the Other Transaction Documents and any document delivered under this Section 3.2;

(e) a certificate of non-foreign status dated as of the Closing Date in the form and substance required by the Treasury Regulations promulgated under Section 1445 of the Code, stating that neither MIC nor MDEH III is a “foreign person” as defined in Section 1445 of the Code;

(f) a certificate dated as of the Closing Date and duly executed by an officer of MIC and MDEH III regarding the satisfaction of the conditions set forth in Section 9.1(a) and Section 9.1(b), substantially in the form attached hereto as Exhibit C;

(g) copies of all notices, consents and approvals listed on Schedule 9.1(d) obtained, made or delivered (as applicable) by Seller, the Company and the Company’s Subsidiaries in connection with the transactions contemplated by this Agreement;

(h) evidence reasonably satisfactory to Buyers that the Company has filed the necessary forms required to effectively convert its status from a partnership to a corporate tax payer for U.S. federal income tax purposes;

(i) evidence reasonably satisfactory to Buyers that MDE has made all necessary filings to effectively convert its status from a Delaware corporation to a Delaware limited liability company, and to elect corporate tax payer status for a limited liability company for U.S. federal income tax purposes;

(j) confirmation of the making of the Shareholder Loan by Holdco to the Company;

(k) an opinion of Seller’s counsel with respect to the matters set forth on Exhibit G attached hereto and in form and substance reasonably satisfactory to the Buyers; and

(l) a reasonably detailed statement of the amount of Designated Cash for each completed fiscal quarter ending after the date of this Agreement and prior to the Closing Date and as of the Closing Date, certified on the Closing Date by an officer of MIC and MDEH III.

3.3 Deliveries at Closing by Buyers.  At the Closing, Buyers shall deliver to Seller copies of the following instruments duly executed by Buyers, and take such other actions as set forth below:

(a) the Amended and Restated LLC Agreement;

(b) the Assignment and Assumption Agreement;

(c) a certificate of the Secretary or Assistant Secretary of each Buyer substantially in the form attached hereto as Exhibit D, dated as of the Closing Date, and setting forth and attesting to (i) Buyer’s authorization for the execution, delivery and performance of this Agreement and the Other Transaction Documents (other than the Seller Assignment) and the consummation of the transactions contemplated hereby; (ii) the incumbency and signature of each officer of Buyer executing this Agreement and the Other Transaction Documents (other than the Seller Assignment) and any document delivered under this Section 3.3; and (iii) the satisfaction of the conditions set forth in Section 9.2(a) and Section 9.2(b);

(d) copies of all consents and approvals listed on Schedule 9.2(d) obtained, made or delivered (as applicable) by Buyers in connection with the transactions contemplated by this Agreement; and

(e) Buyers shall pay to Seller (each according to such Buyer’s proportion of the Purchased Interests to be purchased by it as set forth on Schedule 2.1), in immediately available funds by wire transfer to an account designated by Seller, the aggregate Purchase Price.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions, disclaimers and other matters set forth in this Agreement and the disclosure schedules delivered by Seller to Buyers on the date hereof (the “Schedules”), Seller hereby represents and warrants to Buyers as of the date hereof and as of the Closing Date (in each case, unless another date is referenced, in which case as of such other date) as follows:

4.1 Organization of Seller.  Seller is as of the date of this Agreement, and will be on the Closing Date, duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified to do business as a foreign entity in all states where it is necessary and required to be so qualified in order to perform the obligations and effect the transactions contemplated by this Agreement, except where the lack of such qualification would not have a Material Adverse Effect.

4.2 Authorization of Transaction.  Seller has full corporate or limited liability company (as the case may be) power and authority to execute and deliver this Agreement and the Other Transaction Documents and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement has been, and the Other Transaction Documents will have as of the Closing been, duly executed and delivered by Seller and constitute (and will constitute as of the Closing in the case of the Other Transaction Documents) the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

4.3 Non-contravention.

(a) Neither the execution, delivery and performance of this Agreement and the Other Transaction Documents (with respect to the performance of the transactions contemplated hereby), nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its charter, bylaws, or other corporate or limited liability company organizational documents; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of Seller’s assets is subject, except as set forth on Schedule 4.3; or (iii) result in the imposition or creation of a Lien upon or with respect to the Holdco Interests, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect.  To the Knowledge of Seller, after due inquiry, and except as set forth on Schedule 4.3, Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate and perform the transactions contemplated by this Agreement and the Other Transaction Documents (with respect to the performance of the transactions contemplated hereby) other than disclosures required under United States securities laws or applicable stock exchange rules, except as would not have a Material Adverse Effect.  As of the Closing Date, all of the authorizations, consents, notices and approvals listed in Schedule 9.2(d) have been obtained, given, or waived in writing.

(b) None of the authorizations, consents, notices or approvals that are listed in Schedule 4.3 but are not listed in Schedule 9.2(d) are material to the business of Holdco, the Company and the Company’s Subsidiaries, taken as a whole, or to the ability of any Party to consummate timely the transaction contemplated hereby.

4.4 Capitalization of MDEH III and Holdco.  As of the Closing Date, the authorized, issued and outstanding equity interests of MDEH III will consist of the MDEH III Interests, and of Holdco will consist of the Holdco Interests, each as set forth on Schedule 4.4.  As of the Closing Date, MIC will own beneficially and of record all of the outstanding MDEH III Interests, and MDEH III will own beneficially and of record all of the outstanding Holdco Interests, in each case free and clear of all Liens, liabilities, charges, voting trusts, restrictions, encumbrances and claims of every kind, except as set forth on Schedule 4.4.  As of the Closing Date, the MDEH III Interests and the Holdco Interests will be duly authorized and validly issued, fully paid and nonassessable.

4.5 Preferential Rights to Purchase.  There are no preferential purchase rights or options or other rights that are held by any Person to purchase or acquire any of the MDEH III Interests or the Holdco Interests that shall be triggered or become operative as a result of the execution or performance of this Agreement or the Other Transaction Documents or the consummation of the transactions contemplated hereby, except as set forth in the Amended and Restated LLC Agreement.  As of the Closing Date, Seller will not be subject to any contract or commitment that requires Seller to sell, transfer or otherwise dispose of the MDEH III Interests or the Holdco Interests to any third parties, except as contemplated under this Agreement and the Assignment and Assumption Agreement and the Amended and Restated LLC Agreement.

4.6 Securities Laws.  Neither the Seller, nor anyone acting on behalf of the Seller, has sold or offered or will sell or offer for sale any Purchased Interests to nonqualified offerees so as to subject the sale of the Purchased Interests by the Seller as contemplated by this Agreement to the provisions of Section 5 of the Securities Act of 1933, as amended, or the registration requirements of any state’s securities or “blue sky” laws.

4.7 Investment Company Act.  Neither the Seller nor any of its Affiliates is subject to regulation under the Investment Company Act of 1940, as amended.

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING HOLDCO, THE
COMPANY AND ITS SUBSIDIARIES

Subject to the exceptions, disclaimers and other matters set forth in this Agreement, the Schedules delivered by Seller to Buyers on the date hereof, Seller hereby represents and warrants to Buyers as of the date hereof and as of the Closing Date (in each case, unless another date is referenced, in which case as of such other date) as follows:

5.1 Organization, Qualification, and Corporate Power of Holdco, the Company and the Company’s Subsidiaries.  Each of the Company and the Company’s Subsidiaries are, and Holdco will be as of the Closing Date, duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation or formation.  Each of the Company and the Company’s Subsidiaries are, and Holdco will be as of the Closing Date, duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of the Company and the Company’s Subsidiaries have, and Holdco will have as of the Closing Date, full corporate or limited liability company, as the case may be, power and authority to carry on the business in which they are engaged and to own and use the properties owned and used by them.  Schedule 5.1 lists the directors, managers and officers of the Company and each of the Company’s Subsidiaries, and Holdco (as of the Closing Date).

5.2 Capitalization of the Company and the Company’s Subsidiaries.  The authorized, issued and outstanding equity interests of the Company and the Company’s Subsidiaries are set forth on Schedule 5.2.  Except as set forth in Schedule 5.2, Holdco, the Company or one of the Company’s Subsidiaries own beneficially and of record all of the outstanding equity interests of the Company and the Company’s Subsidiaries and such equity interests are owned free and clear of all Liens, liabilities, charges, voting trusts, restrictions, encumbrances and claims of every kind.  The equity interests of each of the Company and the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable.

5.3 Non-contravention.

(a) Neither the execution, delivery and performance of this Agreement and the Other Transaction Documents (with respect to the performance of the transactions contemplated hereby), nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or any of the Company’s Subsidiaries are subject (or to which Holdco will be subject as of the Closing Date) or any provision of the charter, bylaws, or other corporate or limited liability company organizational documents of the Company and any of the Company’s Subsidiaries (or of Holdco as of the Closing Date); or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of the Company’s Subsidiaries is a party or by which it is bound, or to which Holdco will be a party or be bound as of the Closing Date, or to which any of its assets is (or Holdco’s assets will be as of the Closing Date) subject (or result in the imposition of any Lien upon any of its assets), except as provided in Schedule 5.3 or where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect.  To the Knowledge of Seller, after due inquiry, and except as set forth as Schedule 4.3, neither Holdco, nor the Company nor any of the Company’s Subsidiaries need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate and perform the transactions contemplated by this Agreement and the Other Transaction Documents (with respect to the performance of the transactions contemplated hereby), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.  As of the Closing Date, all of the authorizations, consents, notices and approvals listed in Schedule 9.2(d) have been obtained, given, or waived in writing.

(b) None of the authorizations, consents, notices or approvals that are listed in Schedule 5.3 but are not listed in Schedule 9.2(d) are material to the business of Holdco, the Company and the Company’s Subsidiaries, taken as a whole, or to the ability of any Party to consummate timely the transaction contemplated hereby.

5.4 Brokers’ Fees.  Neither the Company nor any of the Company’s Subsidiaries has (nor will Holdco have as of the Closing Date) any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.5 Title to Tangible Assets.  At the Closing, the assets of the Company and the Company’s Subsidiaries will include all of the assets (whether tangible or intangible) that are necessary for the continued operation of their businesses in all material respects immediately after the Closing as conducted as of the date hereof.  Holdco, the Company and the Company’s Subsidiaries have good title to, or a valid leasehold interest in or right to use, free and clear of all Liens except for Permitted Encumbrances, the material tangible assets reflected in the Financial Statements that are necessary for the continued operation of their business in all material respects as conducted as of the date hereof and as of the Closing Date.  Notwithstanding anything to the contrary in this Section 5.5, Seller makes no representation or warranty in this Section 5.5 regarding the value, quality or condition of any assets used in or necessary for the operation of the businesses of the Company and the Company’s Subsidiaries as of the date hereof.

5.6 Financial Statements.  Attached hereto as Exhibit E are the following financial statements (collectively, the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended 2007 and 2008 for the Company and the Company’s Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in members’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the quarters ended September 30, 2009 (the “Most Recent Fiscal Quarter End”) for the Company and the Company’s Subsidiaries.  The Financial Statements (including the notes thereto, if applicable) have been prepared from the books and records of the Company in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of Company and the Company’s Subsidiaries as of such dates and the results of operations of the Company and the Company’s Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.  Since the Most Recent Fiscal Quarter End, there has not been any Material Adverse Effect.

5.7 Legal Compliance.  To the Knowledge of Seller, during the 24 month period ending on each of the date hereof and the Closing Date, each of the Company and the Company’s Subsidiaries, and Holdco as of the Closing Date, has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.  Notwithstanding anything to the contrary in this Section 5.7, this Section 5.7 does not relate to matters with respect to (i) laws relating to Taxes and other Tax matters (which are the subject of Section 5.8); (ii) litigation and regulatory matters (which are the subject of Section 5.15); (iii) ERISA and other employee benefit matters (which are the subject of Section 5.16); (iv) Environmental Requirements and other environmental matters (which are the subject of Section 5.17); or (v) labor and employment matters (which are the subject of Section 5.18).

5.8 Tax Matters.  Except as provided in Schedule 5.8:

(a) Each of Seller, the Company and the Company’s Subsidiaries have timely filed (after giving force and effect to any extensions of time) all material Tax Returns that it was required to file.  All material Taxes owed by the Company and the Company’s Subsidiaries (whether or not shown on any Tax Return) have been (or will be) timely paid, are being contested in good faith (as described in Schedule 5.8), or are (or will be) reserved on the books of the Company.  No Tax Authority in a jurisdiction where the Company or any of the Company’s Subsidiaries does not file Tax Returns has asserted that the Company or any of the Company’s Subsidiaries is or may be subject to taxation by that jurisdiction. All material Taxes not yet due and payable have been fully accrued on the books of Seller, the Company or the applicable Subsidiary of the Company, as the case may be.

(b) Neither the Company nor any of the Company’s Subsidiaries, nor Seller acting on behalf of the Company or any of the Company’s Subsidiaries, has waived any statute of limitations, executed or filed with any Tax Authority any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection, entered into any closing agreement or granted any power of attorney with respect to any Taxes.

(c) No audits or other administrative proceedings, claims, discussions or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of the Company’s Subsidiaries, and no additional issues are being asserted against the Company or any of the Company’s Subsidiaries in connection with any existing audits of the Company or any of the Company’s Subsidiaries.  No unpaid deficiency for any Tax has been assessed by a Tax Authority against the Company or any of the Company’s Subsidiaries.

(d) Neither the Company nor any of the Company’s Subsidiaries (i) has, since December 22, 2004, been a member of an Affiliated Group filing a consolidated federal Income Tax Return other than a group the common parent of which is MIC (and, since January 1, 2007, Macquarie Infrastructure Company LLC) or (ii) other than as a result of being a member of such Affiliated Group, has any liability for the Taxes of any Person other than itself and its direct Subsidiaries under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(e) Upon giving effect to the Closing, neither the Company nor any of the Company’s Subsidiaries is a party to or bound by any Tax allocation or sharing agreement with or arising by, through or under Seller or any of its Affiliates.

(f) There are no Liens against Seller or Seller’s assets affecting the Company Interests, or against any assets of the Company or any of the Company’s Subsidiaries, that arose in connection with any failure (or alleged failure) to pay any Tax.

(g) The Company and each of the Company’s Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other party prior to or on the Closing Date and have complied in all material respects with all requirements relating to such withholding.

(h) There is no dispute or claim concerning any Tax liability of the Company or any of the Company’s Subsidiaries raised by any Tax Authority in writing or, to the Knowledge of Seller, threatened.

(i) Schedule 5.8 lists all Tax Returns filed by the Company or any of the Company’s Subsidiaries for taxable periods ended on or after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Holdco has not filed any Tax Returns.

(j) In connection with the transactions contemplated by this Agreement, neither the Company nor any of the Company’s Subsidiaries has made any payments or is obligated to make any payments that will not be deductible under Code Sections 162(m) or 280G.

(k) Holdco will be as of the date of its formation, and will remain through the Closing Date, an entity that is disregarded as separate from its owner under Section 7701 of the Code and where applicable state and local income tax purposes.

(l) The net operating losses for U.S. federal income tax purposes of MDE and its Subsidiaries after giving effect to the transactions contemplated hereby will be an amount at least equal to $16,000,000.

(m) To Seller’s Knowledge, after due inquiry, neither the net operating losses identified in Section 5.8(l) nor any other tax attribute of Holdco or its Subsidiaries are currently subject to limitation under Section 381, 382, 383, or 384 of the Code, or the U.S. federal consolidated return regulations.

(n) Assuming that the transactions contemplated by this Agreement constitute an “ownership change” as defined in Section 382(g) of the Code, the annual “Section 382 limitation” (as defined in Section 382 of the Code) of Holdco and its Subsidiaries for each taxable year of the “five year limitation period”, as defined in Section 382(h)(7) of the Code, will at least equal $4,600,000.

(o) Except as provided in Schedule 5.8, neither MDE nor any of the Company’s Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(p) Except as provided in Schedule 5.8, neither the Company nor any of the Company’s Subsidiaries is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. § 1.6011-4(b), or a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treas. Reg. § 1.6011-4(b)(2).

(q) For purposes of this Section 5.8 and Section 8.1, any reference to the Company or any of the Company’s Subsidiaries shall be deemed to include any person that merged with or liquidated into the Company or such Subsidiary.

(r) No taxable income will be recognized to Holdco or the Company as a result of the election to treat the Company as taxable as a corporation for U.S. federal income tax purposes.

(s) There are no limitations on the net operating losses identified in Section 5.8(l) under Treas. Reg. § 1.1502-3(d) or Treas. Reg. § 1.1502-21(b) that would limit the use of the net operating losses identified in Section 5.8(l) against income produced by MDE, Thermal Chicago Corporation, or ETT Nevada Inc.

(t) No attribute reduction with respect to MDE or MDE’s Subsidiaries has been or will be required under Treas. Reg. § 1.1502-36(d) in regard to any transaction occurring prior to or as a result of the Closing.

(u) None of the Seller, Holdco, the Company or any of their respective Affiliates has any plan or intention to cause a transaction that would create a limitation on the net operating losses identified in Section 5.8(l) within the three year period following the Closing.

(v) As of the Closing Date, Seller shall have caused, or shall have caused Holdco to cause, the Company to file Internal Revenue Service Form 8832 to elect to be classified as a corporation for U.S. federal income tax purposes;

(w) As of the Closing Date, Seller shall have caused, or shall have caused Holdco and the Company to cause, MDE to (i) make all necessary filings to convert its status from a Delaware corporation to a Delaware limited liability company, (ii) change its name to “Macquarie District Energy LLC,” and (iii) file Internal Revenue Service Form 8832 to elect to be classified as a corporation for U.S. federal income tax purposes effective as of the date of the conversion referred to in Section 5.8(w)(i) above;

(x) As of the Closing Date, Seller, Holdco and the Company have treated and will treat the conversion and election referred to in Section 5.8(w) as a mere change of name for the purposes of Section 368(a)(1)(F) of the Code; and

(y) As of the Closing Date, Seller shall make the representations and warranties set forth in Sections 5.8(a) through 5.8(j) and Sections 5.8(p) and 5.8(q) with respect to Holdco.

5.9 Real Property.

(a) Schedule 5.9(a) sets forth the address and description of each parcel of Owned Real Property.  With respect to each parcel of Owned Real Property:

(i)        the Company or one of the Company’s Subsidiaries has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances;

(ii)      except as set forth in Schedule 5.9(a), neither the Company nor any of the Company’s Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii)     other than any right of Buyers pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Schedule 5.9(b) sets forth the address of each parcel of Leased Real Property (to the extent such property has an associated common address), and a true and complete list of all Leases for each such parcel of Leased Real Property. Seller has delivered to Buyers a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 5.9(b), with respect to each of the Leases:

(i)       such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights laws; and

(ii)      neither the Company, nor any of the Company’s Subsidiaries is in breach of or default under such Lease, and, to the Knowledge of Seller, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, except for any such breach or default as would not have a Material Adverse Effect.

(c) Schedule 5.9(c) sets forth a listing of all easements in favor of, used or occupied by, the Company or any of the Company’s Subsidiaries, but does not include the District Cooling System Use Agreement, Customer Rights or Other Rights (such easements (excluding the Customer Rights, the District Cooling System Use Agreements and any Other Rights), the “Easements”).  Seller has made available to Buyers a true and complete copy of each material Easement document that it has in its possession as of the date hereof.   Except as set forth in Schedule 5.9(c), with respect to each of the Easements:

(i)       to the Knowledge of Seller, after due inquiry, neither the Company nor any of the Company’s Subsidiaries has received any written notice of any default by the Company or any of the Company’s Subsidiaries under any Easement that has not been cured or any written termination notice with respect thereto; and

(ii)      to the Knowledge of Seller, after due inquiry, neither the Company, nor any of the Company’s Subsidiaries is in breach of or default under such Easement, except as would not have a Material Adverse Effect.

(d) District Cooling System.

(i)        The entire continuous length of the pipelines that comprise a part of the District Cooling System is subject to (A) the District Cooling System Use Agreement and the ancillary agreements contemplated thereby, (B) the applicable Easements, (C) the Customer Rights, and/or (D) other rights that permit the Company or the Company’s Subsidiaries to install, construct, operate, maintain and use such pipelines within the lands covered thereby and provide the Company or the Company’s Subsidiaries such rights incidental thereto as are necessary to operate and maintain the District Cooling System (the “Other Rights”) except to the extent that the failure of any part of the District Cooling System to be subject to the agreements, easements or rights described in the foregoing clauses (A), (B), (C) and/or (D) would not have a Material Adverse Effect on the Company and the Company’s Subsidiaries collectively.

(ii)       Seller has made available to Buyers complete and correct copies of the District Cooling System Use Agreement and all Customer Rights, including all amendments thereto.

(iii)      Except as set forth in Schedule 5.9(d), to the Knowledge of the Seller, after due inquiry, there exists no default or event of default (or any event or condition that with notice or lapse of time or both would become a default) on the part of the Company or any Subsidiary of the Company under the District Cooling System Use Agreement, any Customer Rights or the Other Rights except to the extent that such default, event of default, event or condition would not have a Material Adverse Effect on the Company and the Company’s Subsidiaries collectively.

(e) The Owned Real Property identified in Schedule 5.9(a), the Leased Real Property identified in Schedule 5.9(b), the Easements identified in Schedule 5.9(c) (collectively, the “Real Property”) and the Customer Rights and Other Rights referenced in Section 5.9(d) comprise all of the real property used in the business of the Company and the Company’s Subsidiaries; and neither the Company nor any of the Company’s Subsidiaries is a party to any agreement or option to purchase any real property or interest therein (other than as described on Schedule 5.9(b)).

(f) Neither the Company nor any of the Company’s Subsidiaries has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof or interest therein.

5.10        Intellectual Property. Schedule 5.10 sets forth (i) all material patents, trademark and service mark registrations and copyright registrations that have been issued to the Company or any of the Company’s Subsidiaries, and (ii) the pending material patent applications, applications for trademark or service mark registration and applications for copyright registration that the Company or any of the Company’s Subsidiaries has filed.

5.11        Contracts.

(a) Schedule 5.11 lists all of the following written agreements (other than any agreements set forth on Schedule 5.12) related to Holdco, the Company or any of the Company’s Subsidiaries:

(i)          any agreement (or group of related agreements) the performance of which will involve annual consideration in excess of $1,000,000;

(ii)         any energy supply agreement;

(iii)        any agreements between the Company or the Company’s Subsidiaries and their customers;

(iv)        any agreements relating to material partnerships, joint ventures or other arrangements involving a sharing of profits or expenses;

(v)         any agreement (or group of related agreements) under which the Company or any of the Company’s Subsidiaries has created, incurred, assumed, or guaranteed any Debt in excess of $1,000,000;

(vi)        any agreements containing covenants prohibiting or limiting the right to compete of the Company or any of the Company’s Subsidiaries;

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar agreement for the benefit of its current or former directors, officers, and employees and with respect to which the Company or any of the Company’s Subsidiaries may have liability;

(viii)      any collective bargaining agreement with any labor organization;

(ix)        any settlement, conciliation or similar agreement with any governmental authority or, pursuant to which, will require payment (after the execution date of this Agreement) by the Company or any of the Company’s Subsidiaries of consideration in excess of $1,000,000;

(x)          any agreement for the lease of personal property to or from any Person involving annual consideration in excess of $1,000,000;

(xi)         any other agreement under which the consequences of a default or early termination would be reasonably likely to have a Material Adverse Effect; and

(xii)        any agreement, indenture, instrument, order of any court or any governmental agency rule or regulation which contains any restriction on Holdco (after its formation) or the Company or any of the Company’s Subsidiaries to make distributions or pay dividends.

Seller has made available to Buyers a correct and complete copy of each material agreement (including all amendments thereto) listed on Schedule 5.11 (except to the extent noted therein).  To the Knowledge of Seller, after due inquiry, the Company or its Subsidiary party thereto has performed in all respects the obligations required to be performed under the agreements listed on Schedule 5.11, and no breach by the other party to such agreement, has occurred and is continuing, except for such failures to perform or breaches as would not have a Material Adverse Effect.  To the Knowledge of Seller, after due inquiry, neither the Company nor any of the Company’s Subsidiaries has received any written notice of any default under any agreement listed on Schedule 5.11 that has not been cured, nor has it received any written termination notice with respect thereto, except for any such default or termination as would not have a Material Adverse Effect.

5.12        Related Party Agreements.  Except as set forth on Schedule 5.12, neither the Company nor any of the Company’s Subsidiaries is a party to or otherwise bound by any agreement with Seller or any Affiliate of Seller (other than the Company and the Company’s Subsidiaries, or Holdco as of the Closing Date).

5.13        Credit Enhancements.  Schedule 5.13 sets forth a true, accurate and complete list of all guaranties, sureties, letters of credit, performance bonds guaranteeing the performance of the Company and any of the Company’s Subsidiaries, and similar undertakings (“Credit Enhancements”) maintained or currently required to be maintained by or for the Company and/or the Company’s Subsidiaries in connection with the conduct of their respective businesses other than agreements relating to Debt.  There is no collateral supporting any such Credit Enhancements.

5.14        Authorizations.  Schedule 5.14 sets forth a true, accurate and complete list of all material Authorizations held by the Company and the Company’s Subsidiaries which are necessary or required to operate their businesses as presently conducted, and any material Authorizations which are pending approval or renewal on the date hereof.  To the Knowledge of Seller, after due inquiry, the Company and, to the extent applicable, each of the Company’s Subsidiaries is in material compliance with all of the terms and requirements of any Authorization identified or required to be identified on Schedule 5.14.  The Authorizations listed on Schedule 5.14 have been issued to, and duly obtained and fully paid for by, the holder thereof and are valid and in full force and effect, and neither Seller, the Company nor any of the Company’s Subsidiaries has received any written notice that any governmental authority intends to cancel, terminate or not renew any such Authorization, except as would not have a Material Adverse Effect.  To the Knowledge of Seller, after due inquiry, no event has occurred or circumstance exists, including, without limitation, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, that may (with or without notice or lapse of time) constitute or result directly or indirectly in the revocation, withdrawal, suspension, modification, or termination of any Authorization listed or required to be listed on Schedule 5.14, except as would not have a Material Adverse Effect.

5.15        Litigation.  Schedule 5.15 sets forth each instance in which Holdco (since its formation) the Company or any of the Company’s Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing or, to Seller’s Knowledge, investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, other than matters of general applicability affecting similarly situated businesses, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a Material Adverse Effect.

5.16        Employee Benefits.

(a) Schedule 5.16(a) lists each Employee Benefit Plan that Holdco, the Company or any of the Company’s Subsidiaries maintains or to which any of the Company and the Company’s Subsidiaries or any of its ERISA Affiliates contribute for the benefit of any employee of the Company.

(b) Each such Employee Benefit Plan (other than any Multiemployer Plan) and each related trust, insurance contract, or fund that implements such plan has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except in either case as would not have a Material Adverse Effect.

(c) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan.  All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(d) Except as set forth on Schedule 5.16(d), each such Employee Benefit Plan (other than any Multiemployer Plan) that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination letter or opinion letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).

(e) Neither the Company nor any of its ERISA Affiliates have incurred any withdrawal liability to any Multiemployer Plan due to a “complete withdrawal” or “partial withdrawal” (as such terms are defined in Section 4203 and 4205 of ERISA) that has not been satisfied in full.

(f) During the last six (6) years, neither Company nor any of the Company’s Subsidiaries has maintained, sponsored or contributed to either (i) any Employee Pension Benefit Plan (other than any Multiemployer Plan) that is a “defined benefit plan” (as defined in ERISA Section 3(35)) on behalf of any employees of the Company or any of the Company’s Subsidiaries, or (ii) any material Foreign Plan.

(g) With respect to each Benefit Plans set forth on Schedule 5.16(a) other than any Multiemployer Plan, and except as set forth on Schedule 5.16(g), to the Knowledge of Seller, no action, investigation, suit, proceeding, hearing or claim with respect to the assets thereof (other than routine claims for benefits) is pending or threatened, and notwithstanding Schedule 5.16(g), Seller has no Knowledge of any facts that would give rise to or could reasonably be expected to give rise to any such action, suit or claim that would reasonably be expected to result in a Material Adverse Effect.

(h) To the Knowledge of Seller, neither Holdco, the Company or any of its Subsidiaries could reasonably be expected to incur any material liability under or on account of any employee benefit plan program or arrangement sponsored, maintained or contributed to by Seller or any Seller Affiliates (including any affiliates subject to the laws of any non-United Sates jurisdiction) other than Holdco, the Company or any of its Subsidiaries.

(i) The expected post-retirement benefit obligations associated with the employees and former employees of the Company or any of the Company’s Subsidiaries (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) does not exceed an amount that could reasonably be expected to result in a Material Adverse Effect.

5.17        Environmental Matters.

(a) Except as set forth on Schedule 5.17:

(i)           to the Knowledge of Seller, after due inquiry, the Company and the Company’s Subsidiaries are in compliance with Environmental Requirements, except for such non-compliance as would not have a Material Adverse Effect;

(ii)          Holdco (since its formation) the Company and the Company’s Subsidiaries have obtained and are in compliance with all material permits, licenses and other authorizations that are required pursuant to Environmental Requirements, except where the failure to obtain or comply with such permits, licenses and authorizations would not have a Material Adverse Effect;

(iii)         none of Holdco (since its formation), the Company nor the Company’s Subsidiaries is subject to any injunction, judgment, order, decree or restriction of any government, governmental agency or court, pursuant to or with respect to Environmental Requirements, except as would not have a Material Adverse Effect;

(iv)        the Company and the Company’s Subsidiaries have not received any written notice of any material violation of Environmental Requirements, or any material liabilities under Environmental Requirements, including any investigatory, remedial, indemnification, or corrective obligations, relating to the Company or the Company’s Subsidiaries or their facilities arising under Environmental Requirements, the subject of which would have a Material Adverse Effect; and

(v)         to the Knowledge of Seller, after due inquiry, Seller has disclosed to Buyer and its representatives in the online “data room” established by Seller with respect to the transactions contemplated hereby to which Buyers’ Representatives have been given access all material third party reports commissioned by the Company and its Affiliates with respect to the compliance of the business of the Company and the Company’s Subsidiaries with Environmental Requirements.

(b) This Section 5.17 contains the sole and exclusive representations and warranties of Seller with respect to any environmental matters, including without limitation any arising under any Environmental Requirements.

5.18        Labor and Employment Matters.  Except as set forth on Schedule 5.18, with respect to the business of the Company and the Company’s Subsidiaries: (i) there are no pending, or to Seller’s Knowledge, after due inquiry, threatened, labor or employment controversies, that, if adversely decided, would have a Material Adverse Effect; (ii) Seller is not a party to any collective bargaining agreement or relationship; (iii) no union organizing or decertification efforts are underway or, to Seller’s Knowledge, after due inquiry, threatened and no such efforts have (to Seller’s Knowledge, after due inquiry) occurred within the past three (3) years; (iv) there is no strike, slowdown, work stoppage, lockout or other material job action underway, or to Seller’s Knowledge, after due inquiry, threatened, and no such material job action has occurred in the past three (3) years; (v) with respect to this transaction, any notice required under any law or contract has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied; and, (vi) within the past three (3) years, Seller has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), and no such layoffs will be implemented without advance notification to Buyers.

5.19        Assets and Liabilities of Holdco.  At the Closing, Holdco will not directly own any assets other than the Company Interests and the Shareholder Loan, or have any direct liabilities other than as related thereto.

5.20        Disclaimer of Other Representations and Warranties.  Except as expressly set forth in Article IV and Article V of this Agreement or in any certificate delivered under Section 3.2 in connection with the Closing, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of Holdco, the Company, the Company’s Subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyers hereby acknowledge and agree that, except to the extent specifically set forth in Article IV and Article V of this Agreement, Buyers are purchasing the Purchased Interests on an “as-is, where-is” basis.

5.21        Disclaimer Regarding Estimates and Projections.  In connection with Buyers’ investigation of Holdco, the Company and the Company’s Subsidiaries, Buyers have received from or on behalf of Seller, Holdco, the Company and the Company’s Subsidiaries certain estimates, forecasts, plans and financial projections.  Each Buyer acknowledges that there are uncertainties inherent in such estimates, forecasts, plans and projections, that each Buyer is familiar with such uncertainties, that each Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections). Accordingly, Seller makes no representation or warranty with respect to such estimates, forecasts, plans and projections (including any underlying assumptions), other than that they were made in good faith and that Seller has no Knowledge that they were inaccurate or misleading in any material respect as of the time when made.

5.22        Absence of Undisclosed Material Liabilities.  Except as set forth in Schedule 5.22, none of Holdco, the Company or any of the Company’s Subsidiaries has any liability, whether absolute, accrued, contingent or otherwise, which is required to be recorded on a balance sheet prepared in accordance with GAAP, other than liabilities shown on the Most Recent Financial Statements, or liabilities incurred in the Ordinary Course of Business since the date of the Most Recent Financial Statements, which would not have a Material Adverse Effect.

5.23        Transactions with Affiliates.  Except as set forth on Schedule 5.23, and other than contemplated under this Agreement, neither Seller nor any member, shareholder, or director of Holdco, the Company or Seller is involved in any material business arrangement that will remain in effect as of the Closing Date with Holdco, the Company or the Company’s Subsidiaries nor does any such Person have any direct ownership interest in any material property, asset or right, tangible or intangible, which is used in or necessary to conduct the business of any of Holdco, the Company or the Company’s Subsidiaries.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer hereby severally (and not jointly), on its own behalf, represents and warrants to Seller as of the date hereof (unless another date is referenced, in which case as of such other date) as follows:

6.1 Organization of Buyer.  Buyer is as of the date of this Agreement, and will be on the Closing Date, duly organized, validly existing and in good standing under the laws of its state of organization, and is duly qualified or licensed to do business as a foreign entity in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Agreement.

6.2 Authorization of Transaction.  Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the Other Transaction Documents (other than the Seller Assignment) has been duly and validly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and the Other Transaction Documents (other than the Seller Assignment) will have as of the Closing been, duly executed and delivered by Buyer and constitute (and will constitute as of the Closing in the case of the Other Transaction Documents other than the Seller Assignment) the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

6.3 Non-contravention.  Neither the execution, delivery and performance of this Agreement and the Other Transaction Documents other than the Seller Assignment (with respect to the performance of the transactions contemplated hereby), nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other corporate or limited liability company organizational documents; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.  Except as set forth on Schedule 6.3, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate and perform the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and the Other Transaction Documents other than the Seller Assignment (with respect to the performance of the transactions contemplated hereby) and all other agreements contemplated hereby have been duly authorized by Buyer.

6.4 Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

6.5 Financing.  As of the date hereof and at and as of the Closing, Buyer will have sufficient cash in immediately available funds to pay its share of the Purchase Price according to the proportion of the Purchased Interests to be purchased by it pursuant to Section 3.3(e), and to consummate the transactions contemplated by this Agreement, including, without limitation, when and as required by the terms of this Agreement.

6.6 Investment.  Buyer is not acquiring the Purchased Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.  Buyer acknowledges and understands that the Holdco Interests have not been registered under the Securities Act and cannot be resold without registration under applicable federal and state securities laws or pursuant to an exemption therefrom.

6.7 Investigation of Buyer.  Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, and financial condition of Holdco, the Company and the Company’s Subsidiaries, which investigation, review and analysis was done by Buyer and its Affiliates and, to the extent Buyer deemed appropriate, by Buyer’s representatives, for the purpose of acquiring the Purchased Interests.  Buyer acknowledges that it and its representatives have been provided reasonable and sufficient access to the personnel, properties, premises, records, documents, and other information and materials as it considers appropriate to make its evaluations of Holdco, the Company and the Company’s Subsidiaries for such purpose.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations of the Seller or its representatives (except the specific representations and warranties of the Seller set forth in Article IV and Article V of this Agreement and the certifications delivered under Section 3.2 in connection with the Closing). Buyer acknowledges and agrees that neither Seller nor any of its directors, officers, shareholders, employees, Affiliates, controlling Persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including materials furnished in Seller’s data room, presentations by Seller’s, Holdco’s, the Company’s or the Company’s Subsidiaries’ management, financial projections or otherwise) provided or made available to Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives (except the specific representations and warranties of the Seller set forth in Article IV and Article V of this Agreement and the certifications delivered under Section 3.2 in connection with the Closing).

6.8 Notice of Misrepresentations or Omissions.  Buyer has no knowledge that any representation or warranty of Seller in this Agreement or any agreement contemplated hereby is not true and correct in all material respects, and Buyer has no knowledge of any material errors in, or material omissions from, the Exhibits and Schedules to this Agreement or the schedules, exhibits or attachments to any agreement contemplated hereby.

ARTICLE VII

COVENANTS OF THE PARTIES PRIOR TO CLOSING

During the period from the date of this Agreement and continuing until the Closing or earlier termination of this Agreement:

7.1 Consents.  Seller and Buyers covenant and agree to (i) promptly file, or cause to be promptly filed, with any United States agency or any state or local governmental body or agency, all other notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby, including in connection with the matters referred to in Section 4.3, Section 5.3, and Section 6.3 of this Agreement, and (ii) diligently pursue all Authorizations and/or other consents or approvals from any such governmental agencies or bodies or other third parties (as applicable) as may be necessary in connection with the consummation of the transactions contemplated hereby.

7.2 Cooperation.  Each of the Parties shall cooperate and use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the transactions contemplated hereby.  Further, each Buyer shall use commercially reasonably efforts as Seller may request to assist Seller in obtaining consents set forth on Schedule 4.3, and any other third party consents necessary to effect the transactions contemplated hereby.  Seller shall cooperate with Buyers and use commercially reasonable efforts as Buyers may request to assist in obtaining a Private Placement Number for the Purchased Interests issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners).

7.3 Operation of Business.  Seller will use commercially reasonable efforts to not cause or permit Holdco, the Company or any of the Company’s Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, unless such practice, action or transaction is specifically contemplated by this Agreement or Buyers shall otherwise agree in writing.  Without limiting the generality of the foregoing, Seller shall use its commercially reasonable efforts to preserve intact, for the benefit of Buyers, Holdco’s, the Company’s and the Company’s Subsidiaries’ respective businesses, assets, records and the goodwill of their respective customers, suppliers, landlords and others having business relations with them. Without limiting the generality of the foregoing, except for the transactions expressly contemplated by this Agreement, Seller shall not permit Holdco, the Company or any of their Subsidiaries to (a) incur or guaranty (or commit to incur or guaranty) any new debt for borrowed money, (b) effect any change (or commit to effect any change) in their capitalization, declare or make any distribution of any kind outside the Ordinary Course of Business in respect of their equity, or issue, sell, pledge or otherwise dispose of or encumber any of their equity, or (c) amend any of their organizational documents in any material respect.

7.4 Access.  Seller will designate a single point of contact (a “Liaison”) to which Buyers shall direct any requests for information concerning the operations of Holdco, the Company and the Company’s Subsidiaries, and through such Liaison, shall give each Buyer access to the offices, properties, books and records, and to officers, employees, agents, accountants and counsel of Holdco, the Company or any Subsidiary, at reasonable times during regular business hours and upon reasonable notice, and will instruct the Liaison and such other persons to cooperate with Buyers’ Representatives in connection therewith.  Each Buyer agrees to indemnify and hold Seller, Holdco, the Company and the Company’s Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Representative of Buyers, and any loss, damage to or destruction of any property owned by Seller, Holdco, the Company and the Company’s Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the Representatives of Buyers during any visit to the business or property sites of Seller, Holdco, the Company or any of the Company’s Subsidiaries prior to or including the Closing Date, whether pursuant to this Section 7.4 or otherwise, INCLUDING ON ACCOUNT OF THE SOLE OR CONCURRENT NEGLIGENCE OF SELLER (EXCEPT TO THE EXTENT OF SELLER’S GROSS NEGLIGENCE), THE COMPANY OR ITS SUBSIDIARIES, AND ITS AND THEIR AFFILIATES,  OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS.

7.5 Confidentiality.  Each Party (the “Receiving Party”) shall, and shall cause its Affiliates and Representatives to, hold in strict confidence all documents and information concerning the other Party (the “Disclosing Party”) and its Affiliates and its and their Representatives furnished to it in connection with the transactions contemplated by this Agreement (including, without limitation, this entire Agreement) and shall not, without the prior written consent of the Disclosing Party, disclose any such information; provided, however, that the Receiving Party may disclose such information without the prior written consent of the Disclosing Party if the information (i) is or shall come generally available in the public domain (other than as a result of disclosure in violation hereof), (ii) is received after the date hereof from another Person without, to the knowledge of the Receiving Party, violation of any contractual duty to the Disclosing Party, (iii) is legally required to be disclosed pursuant to any applicable law, order, subpoena or legal process or (except as permitted by clause (iv)) to any municipal, state or federal regulatory body having jurisdiction over Buyers and the Receiving Party or its counsel reasonably determines that it is prudent to be disclosed (provided that in each case, the Receiving Party shall, to the fullest extent permitted by law, provide the Disclosing Party with reasonable prior notice of such disclosure and a reasonable opportunity to contest the same and obtain a protective order or other request for confidential treatment), or (iv) to any insurance regulatory body having jurisdiction over Buyers, including the National Association of Insurance Commissioners or similar organizations or their successors, or (v) is reasonably made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereunder.  Notwithstanding anything in this Section 7.5 to the contrary, each Buyer acknowledges and agrees that Seller shall be entitled to disclose the execution, delivery, and material terms of this Agreement, but not any of the Schedules or Exhibits hereto, pursuant to applicable regulatory requirements of the U.S. Securities and Exchange Commission promulgated under federal securities laws.  Each Party agrees that it will be responsible for any breach or violation of this Section 7.5 by any of its Affiliates or Representatives.  Notwithstanding any provision to the contrary contained in this Agreement, the obligations of the Parties set forth in this Section 7.5 shall survive until the date that is two (2) years from the date of this Agreement.

7.6 Notice of Developments.  Seller shall have the right, from time to time prior to the Closing, to supplement or amend the Schedules in writing with respect to any matter hereafter arising or discovered which if existing or known on the date hereof would have been required to be set forth or described in the Schedules.  No such disclosure shall be deemed to have been disclosed for purposes of determining whether or not the conditions to Closing set forth in Article IX of this Agreement have been satisfied; provided that if the Closing occurs, such disclosure shall be deemed to have cured any breach of representation or warranty relating to the matters set forth in such update for purposes of indemnification pursuant to Article X.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1 Tax Matters.

(a) Seller shall cause Holdco, the Company and the Company’s Subsidiaries to timely file (after giving force and effect to any extensions of time) all Tax Returns and pay all Taxes due on or before the Closing Date.  Seller shall file, or cause Holdco, the Company and the Company’s Subsidiaries to file, all Income Tax Returns for all consolidated, combined, or unitary groups that include Seller, Holdco, the Company and the Company’s Subsidiaries, whether or not such Tax Returns are due before or after the Closing Date.  Holdco shall file, or cause to be filed, all separate Tax Returns of Holdco, the Company and the Company’s Subsidiaries that are due after the Closing Date and all Tax Returns due after the Closing Date for all combined, consolidated, and unitary groups headed by Holdco.

(b) Seller will include the income of Holdco, the Company and the Company’s Subsidiaries on Seller’s consolidated, combined, or unitary Income Tax Returns that include Seller, Holdco, the Company and the Company’s Subsidiaries for all periods through the Closing Date and pay any Taxes attributable to such income.  Seller shall cause the Company and the Company’s Subsidiaries to furnish Tax information to Seller for inclusion in Seller’s consolidated, combined, or unitary Income Tax Returns that include Seller, Holdco, the Company and the Company’s Subsidiaries for the period which includes the Closing Date in accordance with the past custom and practice of the Company and the Company’s Subsidiaries. The income of Holdco, the Company and the Company’s Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of Holdco, the Company and the Company’s Subsidiaries as of the end of the Closing Date.

(c) For purposes of this Section 8.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes, other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any Tax credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Holdco, the Company and the Company’s Subsidiaries.

(d) The Parties shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return or report of Taxes, any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include the retention and (upon the other Party’s request) the provision of records and information, including copies of Tax Return workpapers of Holdco, the Company or any of the Company’s Subsidiaries for tax years ending in calendar years 2006, 2007, 2008 and 2009, which are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Income Tax Returns of Holdco, the Company or any of the Company’s Subsidiaries and supporting material. The Party requesting assistance hereunder shall reimburse the assisting Party for reasonable out-of-pocket expenses incurred in providing assistance.  The Parties will cause the Company to (i) retain such books and records for the full period of any statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, (ii) abide by all record retention agreements entered into with any Tax Authority to which the Party is a party, (iii) provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination and (iv) with respect to any such books and records relating to periods for which the statute of limitations has expired, retain such books and records as requested in writing by the other Party.

(e) All refunds, plus interest thereon, for Taxes for periods ending on or before the Closing Date or with respect to any consolidated, combined, or unitary Income Tax Returns that include Seller, Holdco, the Company and the Company’s Subsidiaries, whether or not such Income Tax Returns are due before or after the Closing Date, shall be property of Seller, and such refunds, plus any interest earned in connection with the refund, shall be paid to Seller by Holdco promptly upon receipt.

(f) All Tax sharing agreements between Holdco or the Company and any of the Company’s Subsidiaries, on the one hand, and Seller, on the other hand, shall be terminated as of the Closing Date and shall have no further effect for any taxable year except for any obligations arising prior to the Closing Date. After the Closing Date, neither Holdco nor the Company nor any of the Company’s Subsidiaries shall be bound thereby nor have any liability thereunder except for any obligations arising prior to the Closing Date.

(g) Seller shall be responsible for any Income Tax imposed upon gain recognized as a result of deferred intercompany transactions (as set forth in Treas. Reg. § 1.1502-13) between Holdco, the Company or any of the Company’s Subsidiaries and Seller and any member of an affiliated group to which any of the foregoing was a member and that occurred on or prior to the Closing Date.  Seller shall pay or reimburse Buyers for any such Income Tax incurred by Holdco, the Company or any of the Company’s Subsidiaries. Such payment or reimbursement shall be disbursed by Seller to Buyers within five (5) days of presentment by the Purchaser of an invoice for such amount, supported by a copy of the appropriate Tax Return.

(h) To the extent there is an inconsistency between a provision in this Section 8.1 and another provision in this Agreement, this Section 8.1 shall control.

(i) Each Party agrees that the transaction contemplated by this Agreement shall be treated for U.S. federal income Tax purposes as a transaction described in Revenue Ruling 99-5 (Situation 1) and, except as required by applicable law, shall file all Tax Returns consistently with such treatment.

8.2 Further Assurances.

(a) Promptly, and in any event within 30 days after the Closing Date, Seller shall cause each of the authorizations, consents, notices and approvals listed on Schedule 4.3 and Schedule 5.3 (and not listed on Schedule 9.2(d)) to be given or obtained (as applicable), except to the extent otherwise provided on Schedule 4.3 and Schedule 5.3.

(b) Upon the request of a Party at any time after the Closing Date, the other Party will promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as such Party may reasonably request to effectuate the purposes of this Agreement.

ARTICLE IX

CONDITIONS TO OBLIGATIONS TO CLOSE

9.1 Conditions to Buyers’ Obligations.  Buyers’ obligations to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction by Seller or waiver by Buyers in writing of all the following conditions:

(a) Representation and Warranties.  The representations and warranties of Seller set forth in Article IV and Article V of this Agreement shall be true and correct as of the date hereof and as of the Closing Date (in each case, unless another date is referenced, in which case as of such other date), without giving effect to any qualifications as to the words “material” or “Material Adverse Effect” set forth therein, except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(b) Performance Obligations of Seller. Seller shall have performed and complied with all of its covenants hereunder in all respects through the Closing, without giving effect to any qualifications as to the words “material” or “Material Adverse Effect” set forth therein, except where the failure to perform such covenants would not have a Material Adverse Effect.

(c) No Litigation or Actions. There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

(d) Closing Consents and Approvals. Buyers shall have received all other authorizations, consents, and approvals of governments, governmental agencies and third parties referred to in Schedule 9.1(d).

(e) Deliveries of Seller. Seller shall have delivered, and Buyers shall have received, all of the items to be delivered by it as set forth in Section 3.2 of this Agreement.

9.2 Conditions to Seller’s Obligation.  Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction by Buyers or waiver by Seller in writing of all the following conditions:

(a) Representations and Warranties.  The representations and warranties of Buyers set forth in Article VI of this Agreement shall be true and correct as of the date hereof and as of the Closing Date (in each case, unless another date is referenced, in which case as of such other date), without giving effect to any qualifications as to the word “material” set forth therein, except where the failure of such representations and warranties to be so true and correct would not have a Buyer Material Adverse Effect.

(b) Performance Obligations of Buyers.  Buyers shall have performed and complied with all of their covenants hereunder in all respects through the Closing, without giving effect to any qualifications as to the word “material” set forth therein, except where the failure to perform such covenants would not have a Buyer Material Adverse Effect.

(c) No Litigation or Actions.  There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

(d) Closing Consents and Approvals.  Seller, Holdco, the Company and the Company’s Subsidiaries shall have received or given (as applicable) all other authorizations, consents, notices and approvals of governments, governmental agencies and third parties referred to in Schedule 9.2(d).

(e) Deliveries of Buyers.  Each Buyer shall have delivered, and Seller shall have received, all of the items to be delivered by it as set forth in Section 3.3 of this Agreement.

ARTICLE X

REMEDIES FOR BREACHES OF THIS AGREEMENT

10.1        Survival of Representations and Warranties.

(a) All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect (subject to any applicable statutes of limitations):

(i)           in the case of the representations and warranties of the Parties, except as set forth below, until 12 months after the Closing Date;

(ii)          in the case of the representations and warranties of Seller contained in Section 4.1 (Organization of Seller), Section 4.2 (Authorization of Transaction), Section 4.4 (Capitalization of Holdco), Section 4.5 (Preferential Rights to Purchase), Section 5.1 (Organization, Qualification, and Corporate Power of Holdco, the Company and Subsidiaries), and Section 5.2 (Capitalization of Subsidiaries), indefinitely; and

(iii)         in the case of the representations and warranties of Seller contained in Section 5.8 (Tax Matters) and Section 5.16 (Employee Benefits), until thirty (30) days following (A) except as provided in clause (B), the expiration of the applicable statute of limitations period, and (B) with respect to Section 5.8(l), the later of the period described in clause (A) and the last year in which the net operating losses described in Section 5.8(l) are available for use prior to expiration.

(b) Each of the covenants of the Parties contained in this Agreement (other than covenants that, by their terms, are required to be performed after the Closing) shall terminate as of the Closing and no Party shall make or bring any claim subsequent to the Closing Date for indemnification relating hereto.

(c) In the event that Buyers waive in writing any condition to their obligations hereunder as set forth in Section 9.1, such condition shall terminate and Buyers shall not make or bring any claim subsequent to the Closing Date for indemnification relating thereto.

(d) No claim may be made against any Party, and no Party shall have any liability to any Person, hereunder after the applicable survival period for a representation, warranty or covenant specified herein shall have expired, except that, if written notice of any claim for indemnification under Section 10.2 or Section 10.3 shall have been given in accordance with Section 12.8 within the applicable survival period, then such survival period shall be extended as it relates to the matters and Adverse Consequences specifically identified until such claim has been satisfied or otherwise resolved as provided in this Article X.

10.2        Indemnification Provisions for the Benefit of each Buyer.

(a) From and after the Closing, subject to the provisions of this Article X, Seller agrees, to the fullest extent permitted by law, to indemnify, defend and hold harmless Buyers and their respective directors, officers, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against any Adverse Consequences the Buyer Indemnified Parties suffer, directly resulting from:

(i)           any material breach of, inaccuracy in, or omission from  any of Seller’s representations and warranties contained in this Agreement or in any certification delivered by under Section 3.2 in connection with the Closing, unless qualified as to the words “material” or “Material Adverse Effect” as set forth therein, in which case any breach or inaccuracy;

(ii)          any material breach or non-fulfillment of any covenant, agreement or other obligation of Seller contained in this Agreement; and

(iii)         (A) any Taxes imposed on Holdco, the Company or any of the Company’s Subsidiaries with respect to any taxable period, or portion thereof, ending on or before the Closing Date, (B) any Taxes of any member of an Affiliated Group of which Holdco, the Company or any of the Company’s Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (C) any material Taxes of any Person (other than Holdco, the Company or any of the Company’s Subsidiaries) imposed on Holdco, the Company or any of the Company’s Subsidiaries as a transferee or successor, by reason of a contractual liability or other arrangement or pursuant to any law, where (1) such status as transferee, successor, obligor by reason of a contractual liability or other arrangement pursuant to law exists as of the Closing Date and (2) which Taxes relate to an event or transaction occurring on or before the Closing Date.

(b) Seller shall not have any obligation to indemnify the Buyer Indemnified Parties pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) (other than with respect to the amount of any Adverse Consequences suffered resulting from breaches of or inaccuracies under Section 5.8, and from breaches of or inaccuracies in any representation or warranty of which Seller had Knowledge when made) until and only to the extent the aggregate amount of the Adverse Consequences suffered by the Buyer Indemnified Parties by reason of all such breaches and/or claims exceeds $692,500 (the “Basket”), in which case the Buyer Indemnified Parties will be entitled to indemnity for all Adverse Consequences in excess of the Basket, subject to Section 10.2(c); provided that in calculating the Buyer Indemnified Parties’ aggregate total Adverse Consequences, individual Adverse Consequences in amounts less than $175,000 shall be disregarded.

(c) The Seller’s obligation to indemnify the Buyer Indemnified Parties pursuant to Section 10.2(a)(i) and Section 10.2(a)(ii) shall not exceed an aggregate amount equal to $4,425,000 except in the case of indemnification obligations pursuant to Section 10.2(a)(i) to the extent such obligations relate to or result from breaches of or inaccuracies in any representations and warranties contained in Section 4.1 (Organization of Seller), Section 4.2 (Authorization of Transaction), Section 4.4 (Capitalization of Holdco), Section 4.5 (Preferential Rights to Purchase), Section 5.1 (Organization, Qualification, and Corporate Power of Holdco, the Company and Subsidiaries), Section 5.2 (Capitalization of Subsidiaries), Section 5.8 (Tax Matters) and Section 5.16 (Employee Benefits).

(d) If Seller is required to indemnify the Buyer Indemnified Parties hereunder, Seller may elect to satisfy its indemnity obligations by directing Holdco to pay the distributions to which Seller would otherwise be entitled under the Amended and Restated LLC Agreement to the relevant Buyer in satisfaction of such indemnification obligations, for Buyer’s benefit or that of the other Buyer Indemnified Parties, until such time as such indemnity obligations are satisfied.  To the extent that Seller elects to satisfy its indemnification obligations in such manner, such Buyer’s right to receive such distributions shall be Buyer’s and the other Buyer Indemnified Parties’ sole recourse to satisfy its and their rights to indemnification hereunder.

10.3        Indemnification Provisions for the Benefit of Seller.  From and after the Closing, subject to the provisions of the Article X, each Buyer agrees, to the fullest extent permitted by law, to indemnify, defend and hold harmless Seller and its directors, officers, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any Adverse Consequences the Seller Indemnified Parties suffer, directly resulting from:

(a) any material breach of, inaccuracy in, or omission from any of such Buyer’s representations and warranties contained in this Agreement or in any certification delivered by such Buyer under Section 3.3 in connection with the Closing, unless qualified as to the word “material” as set forth therein, in which case any breach or inaccuracy; and

(b) any material breach or non-fulfillment of any covenant, agreement or other obligation of such Buyer contained in this Agreement.

10.4        Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Article X, then the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

(b) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(c) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 10.4(b), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

10.5        Determination of Adverse Consequences.  The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time value of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Article X. All indemnification payments under this Article X shall be deemed adjustments to the Purchase Price for Tax purposes unless otherwise required by applicable law.  The Parties shall have a duty to mitigate any Adverse Consequence to which a right of indemnity applies hereunder.

10.6        Exclusive Remedy.  Seller and Buyers acknowledge and agree that the foregoing indemnification provisions in this Article X and the relief contemplated by Section 12.11 shall be the exclusive remedy of the Parties with respect to this Agreement (including any breach of any representation, warranty or covenant) and the transactions contemplated by this Agreement.  The provisions of this Section 10.6 will not, however, prevent or limit a claim or cause of action based on fraud or intentional misrepresentation.

10.7        Waiver of Certain Damages. EXCEPT FOR CLAIMS OR CAUSES OF ACTION BASED ON FRAUD, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT TO THE EXTENT SUCH DAMAGES ARE PAYABLE TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM AGAINST A PERSON ENTITLED TO INDEMNIFICATION PURSUANT TO THIS ARTICLE X, AND EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO RECEIVE SUCH DAMAGES UNDER THIS AGREEMENT.

ARTICLE XI

TERMINATION

11.1        Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a) Buyers and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyers may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event there shall have been a material breach, inaccuracy or non-fulfillment by Seller of any representation, warranty or covenant contained in this Agreement (unless qualified as to the words “material” or “Material Adverse Effect” as set forth therein, in which case, then in the event of any breach, inaccuracy or non-fulfillment) which has prevented the satisfaction of any condition to the obligations of Buyers under Section 9.1 hereof and such breach shall not have been remedied within 60 days after receipt by Seller of notice in writing from Buyers, specifying the nature of such breach and requesting that it be remedied or Buyers shall not have received adequate assurance of a cure of such breach within such 60 day period; or (ii) if the Closing shall not have occurred on or before the date 12 months from signing (the “Termination Date”), by reason of the failure of any condition to the obligations of Buyers under Section 9.1 hereof (unless the failure results primarily from either Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c) Seller may terminate this Agreement by giving written notice to Buyers at any time prior to the Closing (i) in the event there shall have been a material breach, inaccuracy or non-fulfillment by either Buyer of any representation, warranty or covenant contained in this Agreement (unless qualified as to the word “material” as set forth therein, in which case, then in the event of any breach, inaccuracy or non-fulfillment) which has prevented the satisfaction of any condition to the obligations of Seller under Section 9.2 hereof and such breach shall not have been remedied within 60 days after receipt by Buyers of notice in writing from Seller, specifying the nature of such breach and requesting that it be remedied or Seller shall not have received adequate assurance of a cure of such breach within such 60 day period; or (ii) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition to the obligations of Seller under Section 9.2 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

11.2        Effect of Termination.  If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the provisions contained in Section 7.5 (Confidentiality), Section 12.8 (Notices), Section 12.9 (Governing Law) and Section 12.14 (Expenses) shall survive termination.

ARTICLE XII

MISCELLANEOUS

12.1        Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of each Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable efforts to allow the other Parties reasonable time to review and comment on the proposed disclosure prior to making such disclosure).

12.2        No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.3        Time Of Essence.  With regard to all rights and obligations of the Parties and all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.4        Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

12.5        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that (a) MIC may, without the prior written approval of Buyers, assign this Agreement to MDEH III; and (b) each Buyer may, without the prior written approval of Seller: (i) assign, transfer or pledge its interest in this Agreement in connection with any financing with financial institutions or other arrangements as collateral security; or (ii) assign any or all of its rights and interests hereunder to one of its Affiliates, so long as such Affiliate is as capable of performing this Agreement as such Buyer; or (iii) designate one or more of its Affiliates to perform its obligations hereunder (and in any or all of clauses (a) and (b)(i) through (b)(iii), the assigning Party shall nonetheless remain responsible for the performance of all of its obligations hereunder).  Notwithstanding any assignment by MIC of this Agreement to MDEH III contemplated by clause (a) above, MIC agrees that it shall in all events remain primarily liable for all payment and performance obligations of the “Seller” under this Agreement (whether arising before or after the assignment to MDEH III), including, without limitation, obligations to pay costs and expenses, including transfer taxes, all indemnification obligations of Seller, or for any breach, inaccuracy or omission by Seller in its representations and warranties under Article IV and Article V of this Agreement or any certificate delivered under Section 3.2 in connection with the Closing, and otherwise, in each case subject to the terms and conditions relating to Seller’s obligations under this Agreement.

12.6        Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.7        Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.8        Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient; (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) one Business Day after being sent to the recipient by confirmed facsimile transmission if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid); or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

(a) If to Seller, to:

Macquarie Infrastructure Company Inc.
125 W 55th Street
New York, NY 10019
Attn: James Hooke, Chief Executive Officer
Telephone No.: 212-231-1835
Facsimile No.: 212-231-1828

Copies to:

Macquarie Infrastructure Company Inc.
125 W 55th Street
New York, NY 10019
Attn: Heidi Mortensen, Legal Counsel
Telephone No.: 212-231-1820
Facsimile No.: 212-231-1828

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn: Robert T. Buday
Telephone No.: 312-862-2000
Facsimile No.: 312-862-2200

(b) If to Buyers, to:

John Hancock Life Insurance Company
 c/o John Hancock Financial Services, Inc.
Bond & Corporate Finance Group
197 Clarendon Street, 2nd Floor
Boston, MA  02116
Attn: Gerald C. Hanrahan, Managing Director
Telephone No.: 617-572-9633
Facsimile No.: 617-572-5068

John Hancock Life Insurance Company (U.S.A.)
 c/o John Hancock Financial Services, Inc.
Bond & Corporate Finance Group
197 Clarendon Street, 2nd Floor
Boston, MA  02116
Attn: Gerald C. Hanrahan, Managing Director
Telephone No.: 617-572-9633
Facsimile No.: 617-572-5068

Copy to:

John Hancock Financial Services, Inc.
Investment Law
197 Clarendon Street, C-3
Boston, MA  02116
Attn: John T. Wallace
Telephone No.: 617-572-9245
Facsimile No.: 617-572-9269

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.9        Governing Law.  This Agreement and any claims with respect to the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any choice of law rules which may direct application of the laws of another jurisdiction.

12.10      Consent to Jurisdiction.  Any action permitted by this Agreement to be commenced in court shall be brought and maintained exclusively in the federal or state courts located within the geographic boundaries of the United States District Court for the Southern District of New York and each of Seller and Buyers (i) hereby irrevocably submits to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Southern District of New York, and (ii) irrevocably waives any objection that it may now or hereafter have to the laying of venue in such forums and agrees not to plead or claim that any action in such forums would be inconvenient.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.11      Specific Performance.  The Parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  The Parties agree that in the event of any breach by the other Party of any covenant or obligation contained in this Agreement, the other Party shall be entitled (in addition to any other remedy that may be available to it under this Agreement, including monetary damages) to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach.  The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.11 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12.12      Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyers and Seller.  To the fullest extent permitted by law, no waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.13      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.14      Expenses.  Neither Party shall be liable for the other Party’s costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

12.15      Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the Parties hereto that this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.16      Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.17      Tax Disclosure Authorization.  Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and agent of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in regulations promulgated under Code Section 6011) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.  This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated by this Agreement, (ii) the identities of participants or potential participants, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the  tax treatment or tax structure of the transactions contemplated by this Agreement), or (v) any other term or detail not relevant to the tax treatment or tax structure of the transactions contemplated by this Agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MACQUARIE INFRASTRUCTURE COMPANY INC.

By:	/s/ James Hooke
Name:	James Hooke
Title:	Chief Executive Officer

By:	/s/ Todd Weintraub
Name:	Todd Weintraub
Title:	Chief Financial Officer

JOHN HANCOCK LIFE INSURANCE COMPANY

By:	/s/ Gerald C. Hanrahan, Jr.
Name:	Gerald C. Hanrahan, Jr.
Title:	Managing Director

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

By:	/s/ Gerald C. Hanrahan, Jr.
Name:	Gerald C. Hanrahan, Jr.
Title:	Authorized Signatory